September 12, 2023

Steven Gatoff

RE: Offer of Employment at Inseego Corp.

Dear Steven:

It is my pleasure to make you the following offer of employment with Inseego Corp., ("Company"), as Chief Financial Officer. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties: In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer of the Company. This is an exempt, full time position. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Start Date: Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is September 14, 2023 ("Start Date").

Base Salary: You will receive a bi-weekly salary in the amount of USD $13,461.54 paid in accordance with our normal payroll procedures. This is equivalent to $350,000 on an annualized basis.

Annual Bonus: During your employment, you will be eligible to participate in the Company's annual bonus plan on the same terms and conditions as other similarly situated

9710 Scranton Road, Suite 200 San Diego, California 92121 USA 858.812-3400

inseego.com

executives. Each year, your target bonus opportunity will be 50% of base salary, with a potential payout opportunity of up to 100% of base salary. Actual payments will be determined based on criteria established by the Compensation Committee of the Board of Directors of the Company ("Board"). Bonus payments will be subject to the terms and conditions of the bonus plan, including the requirement that you must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular year. For 2023 you will receive a pro-rated annual bonus based on the number of days you are employed during the year.

Benefits: You will be eligible to participate in the employee benefit plans and programs generally available to the Company's employee, including group medical, dental, vision and life insurance, disability benefits, 401(k) plan, and employee stock purchase plan, subject to the terms and conditions of such plans and programs. You will be entitled to paid time off in accordance with the Company's policies in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Change in Control, Severance and Indemnification: You will receive the benefits described in the Change in Control and Severance Agreement attached hereto as Exhibit A (the "Severance Agreement"). You will also be authorized to enter into the Company's standard form of Indemnification Agreement for Directors and Executive Officers.

Equity Awards: We will recommend to the Board of Directors of Inseego (or a committee thereof), that you be granted non-qualified stock options to purchase two hundred fifty thousand (250,000) shares of Inseego Common Stock (the "Options"). The Options will vest over 4 years, as follows: (a) one-fourth (1/4) of the Options shall vest on the first anniversary of your start date, and (b) the remaining three-fourths (3/4) shall vest in equal monthly installments over the following thirty-six (36) months thereafter.

The Options will be subject to the Company's standard terms and conditions for employee stock options. In addition, disposing of the underlying shares issuable upon exercise of stock options shall be subject to the Company's Insider Trading Policy which will be made available to you shortly following the commencement of your employment. All equity award recommendations are subject to the final approval of the Board (or a committee thereof).

9710 Scranton Road, Suite 200 San Diego, California 92121 USA 858.812-3400

inseego.com

Clawback: Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Governing Law: This offer letter shall be governed by the laws of California, without regard to conflict of law principles.

Contingent Offer: This offer is contingent upon (a) verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date; and (b) satisfactory completion of a background investigation. This offer may be withdrawn if any of the above conditions are not reasonably satisfied.

General Requirements: You will be required to sign an Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement with the Company on the commencement date of your employment. In addition, you will be required during your employment to abide by the Company's Code of Business Conduct and Ethics and customary employment policies and procedures that apply to all Company employees.

At-Will Employment: Please note your employment at the Company is employment at will, which means that either you or the Company can terminate your employment at any time with or without cause or advance notice, subject to the provisions of the Severance Agreement. By signing below, you agree that no other promises or material terms of employment have been offered to you other than as set forth herein and that this offer letter may be modified or supplemented only in writing, manually signed by both you and either the Chief Administrative Officer or the Chief Executive Officer

Representations: By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will

9710 Scranton Road, Suite 200 San Diego, California 92121 USA 858.812-3400
inseego.com

not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please feel free to contact Kurt Scheuerman, our Chief Administration Officer & General Counsel, at (858) 812-8098. If you wish to accept this position, please sign below and return this letter to Mr. Scheuerman as soon as possible. This offer is open for you to accept until September 15, 2023, at which time it will be deemed to be withdrawn.

I look forward to working with you as a member of the Inseego team. Sincerely,
Ashish Sharma (Sep 12, 202317:18 PDT)

Ashish Sharma President & CEO

Acceptance of Offer

I have read and understand and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

STEVEN GATOFF

Signed: /s/ STEVEN GATOFF
Date: Sep 13, 2023

9710 Scranton Road, Suite 200 San Diego, California 92121 USA 858.812-3400

inseego.com

CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between     (“Executive”) and Inseego Corp., a Delaware corporation (the “Company”), this
    day of     , 20 (the “Effective Date”).
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the importance of Executive’s role at the Company and that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
WHEREAS, unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term of Agreement.
This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment.
The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Indemnification Agreement between the Company and Executive entered into on or about the date hereof (the “Indemnification Agreement”), the Company’s bylaws (as may be amended from time to time), the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time), and/or any other agreement evidencing the grant to Executive of equity compensation that is concurrently or hereafter entered into by the parties.
3.Covered Termination Other Than During a Change in Control Period.
If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates, in the form provided by the Company which shall be substantially in the form attached as Exhibit A (which form may be modified by the Company to comply with the facts and applicable law) (a “Release of Claims”) that becomes effective within 55 days following the Covered Termination and irrevocable within 62 days following the Covered Termination (the “Release Requirements”), then in addition to any accrued but unpaid salary, accrued but unused vacation, incurred but unreimbursed business expenses payable in accordance with applicable law, or vested benefits (other than severance) under any Company benefit plan as of the date of the Covered Termination (the “Accrued Amounts”) the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive an amount equal to six (6) months of his or her base salary, payable in cash in the form of salary continuation, commencing on the first normally-scheduled Company payroll date that is at least 75 days following the Termination Date (with any such amounts that normally would have been payable during the period between the Termination Date and such first payment being included in such first payment), less authorized deductions and applicable withholding taxes.

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(b)Equity Awards. Each outstanding and unvested stock option and restricted stock unit award, held by Executive that vests solely based upon Executive’s continued employment, shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to that number of shares of Company Common Stock that would have vested had Executive continued employment with the Company for six months following the Termination Date. All such equity awards or the proceeds therefrom shall be held by the Company until such time as the Executive has timely satisfied the Release Requirements.
(c)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the nine (9) month anniversary of the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive’s plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. The Company shall have no obligation to make any payment under this subsection (c) if it reasonably determines that doing so would cause adverse consequences under Section 105(h) of the Internal Revenue Code or the Patient Protection and Affordable Care Act or other similar law.
(d)Pro Rata Bonus. Executive shall receive a pro rata bonus for the fiscal year of termination based on achievement of the applicable performance goals for the fiscal year of termination based on the number of days in the fiscal year during which Executive was employed as compared to 365, which shall be based on actual achievement of corporate performance goals and criteria as determined by the Board, shall be based on assumed full achievement of any individual performance goal and criteria, and shall be paid to Executive at the time such bonuses normally are paid, but not later than the March 15 of the calendar year following the Covered Termination. Any such pro rata bonus shall be paid in a single cash lump sum, less authorized deductions and applicable withholding taxes.
4.Covered Termination During a Change in Control Period.

If Executive experiences a Covered Termination during a Change in Control Period, and if Executive satisfies the Release Requirements, then in addition to any Accrued Amounts, but in lieu of any amounts the Executive otherwise could have received under Section 3 of this Agreement, the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive an amount equal to the sum of eighteen (18) months of Executive’s base salary, plus an amount equal to 12 months of the Executive’s annual target bonus opportunity, in each case, at the rate in effect immediately prior to the Termination Date. The base salary component shall be payable in cash in the form of salary continuation, commencing on the first normally- scheduled Company payroll date that is at least 75 days following the Termination Date (with any such amounts that normally would have been payable during the period between the Termination Date and such first payment being included in such first payment), less authorized deductions and applicable withholding taxes. The target annual bonus component shall be payable in cash in a lump sum within 10 days of the date the Executive timely satisfied the Release Requirements.
(b)Equity Awards. Each outstanding and unvested stock option and restricted stock unit award, held by Executive, shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards. In all other respects Executive’s equity awards shall continue to be bound by and subject to the terms of their respective agreements and equity plans. All such equity awards or the proceeds therefrom shall be held by the Company until such time as the Executive timely satisfied the Release Requirements, if at all.
(c)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the eighteen (18) month anniversary of the Termination Date,
(ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive’s plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding

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sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. The Company shall have no obligation to make any payment under this subsection
(c) if it reasonably determines that doing so would cause adverse consequences under Section 105(h) of the Internal Revenue Code or the Patient Protection and Affordable Care Act or other similar law.
5.In Contemplation.
In the event Executive is terminated in Contemplation of a Change in Control, Executive initially shall receive the amounts under Section 3 hereof, provided that, if the Change of Control actually occurs within 12 months following such termination, that Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), and the Executive timely satisfied the Release Requirements, then (1) the reference to “six (6) months” in Section 3(a) shall be extended to eighteen (18) months, (2) the Executive shall receive the target annual bonus amount described in Section 4(a), less any amount paid or payable under Section 3(d), within 10 days of the Change in Control, (3) Section 4(b) shall apply to any outstanding and unvested stock option and restricted stock unit award held by Executive, and (4) the reference to “nine (9) months” in Section 3(c) shall be extended to eighteen months.
6.Other Terminations.
If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than a Covered Termination, then Executive shall only be entitled to Accrued Amounts.
7.Deemed Resignation.

Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
8.Limitation on Payments.
Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation as may be determined by the Company, and reasonably acceptable to Executive, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options (with the later vesting reduced first)
(3) cancellation of accelerated vesting of stock options (with the later vesting reduced first) and (4) reduction of other benefits payable to Executive or any such other order determined by the Company that will not result in adverse tax consequences under Section 409A of the Code.
9.Definition of Terms.
The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” means (i) any act of material misconduct or material dishonesty by Executive in the performance of his or her duties; (ii) any willful failure, gross neglect or refusal by Executive to attempt in good faith to perform his or her duties to the Company or to follow the lawful instructions of the Board (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice;

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(iii) Executive’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) any material breach of any written agreement with the Company, which breach has not been cured by Executive (if curable) within thirty (30) days after written notice thereof to Executive by the Company;
(v) Executive’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (vi) Executive’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is or could reasonably be expected to be materially injurious to the business or reputation of the Company.
(b)“Change in Control” means either:

(i)any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) or of substantially all of the Company’s assets; provided, however, that an event described in this clause (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad- based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary,
(C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (ii)); or
(ii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof or at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

(c)“Change in Control Period” means the period commencing 30 days prior to a Change in Control and ending on the 12-month anniversary of such Change in Control.
(d)“Contemplation of a Change in Control” means a Covered Termination that occurs as a result of an action directed or requested by a person that directly or indirectly undertakes a transaction that constitutes a Change in Control of the Company.
(e)“Covered Termination” means Executive’s resignation for Good Reason or the termination of Executive’s employment by the Company other than a Disability Termination or a termination for Cause that, in each case and to the extent necessary, constitutes a Separation from Service (as defined below).
(f)“Disability Termination” means a termination of employment by the Company of the Executive after the Executive has been unable for 90 days in any 365 day period to perform his or her material duties because of physical or mental incapacity or illness.

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(g)“Good Reason” means the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation, (ii) a material diminution in Executive’s job responsibilities, duties or authorities, or (iii) a material change of at least fifty (50) miles in the geographic location at which Executive must regularly perform Executive’s service. Notwithstanding the foregoing, Executive shall not be deemed to have “Good Reason” unless: (x) the condition giving rise to such resignation continues more than thirty (30) days following Executive’s providing to the Company a written notice of detailing such condition, (y) such written notice is provided to the Company within ninety (90) days of the initial occurrence of such condition and (z) Executive’s resignation is effective within thirty (30) days following the expiration of the Company cure period pursuant to subclause (x).
(h)“Termination Date” means the date Executive experiences a Covered Termination.

10.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.
11.Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:
(i)if to the Company:
Inseego Corp.
Attn: Board of Directors
9710 Scranton Road, Suite 200 San Diego, CA 92121

(ii)if to Executive, at the address set forth in Executive’s personnel file with the Company; or
(iii)at any other address as any party shall have specified by notice in writing to the other party.

12.Non-Disparagement.
Executive agrees that he or she shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately, except in the reasonable good faith performance of his duties to the Company. Nothing in this Section 12 shall have application to any evidence, testimony or disclosure required by any court, arbitrator or government agency. Nothing in this Release Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
13.Dispute Resolution.
(a)Scope. Except for Excluded Claims (as defined below in Section 13(h)), any and all claims, actions, disputes, grievances, complaints, charges, or allegations (collectively, “Claims”; individually, a “Claim”) arising out of, relating to, or regarding the terms of this Agreement, Executive’s employment with the Company, the separation of Executive’s Employment with the Company, or the Executive’s relationship with the Company shall be subject to arbitration in San Diego County, California before American Arbitration Association (“AAA”), pursuant to the then-existing AAA Employment Arbitration Rules and Mediation Procedures (the “AAA Rules”). The parties can obtain a copy of the AAA Rules (i) on the AAA’s website (https://www.adr.org/employment) or (ii) by calling AAA directly at (800) 778-7879. The AAA Rules are incorporated herein by reference.

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(b)Arbitrability. To the extent provided by law, the arbitrator, not a court, will determine issues of arbitrability or waiver of arbitrability. The parties waive any right to have a court determine issues of arbitrability.
(c)Arbitrator’s Authority. The arbitration must be commenced by a written demand for arbitration containing the same detailed statement of facts as if the initiating party was filing a complaint in court. The arbitration will be before a neutral arbitrator, who shall have the power to decide, among other things, any motions brought by any party, including discovery motions, motions for sanctions, motions for summary judgment and/or adjudication, motions to dismiss, and demurrers, applying the standards set forth under the California Code of Civil Procedure. The arbitrator will grant an award of costs in connection with an offer by a Party to compromise pursuant to California Code of Civil Procedure section 998 or an offer of judgement pursuant to Federal Rule of Civil Procedure 68. The arbitrator may also grant injunctions and all other types of relief the parties would otherwise be available in court. Although the parties shall be entitled to more than minimal discovery; however, the arbitrator also shall have the authority to order discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.
(d)Timing. The arbitrator shall issue the arbitration decision (and, if applicable, award) within 180 days of a Party initiating arbitration as set forth in this Section 13 or an order compelling any Covered Claim to arbitration under this Agreement. Notwithstanding the 180-day in this Section 13(c), the arbitrator may extend the 180-day deadline set forth in this Section 13(c) only if: (i) the parties stipulate in a signed writing to an extension or (ii) the arbitrator finds that there are extenuating circumstances to extend the 180-day deadline.
(e)Final and Binding Arbitration. The arbitrator shall issue a written final decision or award on the merits. The parties agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The parties further agree that that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties also agree that by entering into this Agreement, the parties are giving up their constitutional right to have a trial by jury and giving up the parties’ normal rights of appeal following the rendering of a decision, except as applicable law provides for judicial review of arbitration proceedings.
(f)Injunctive Relief. Notwithstanding the foregoing, this Section 13 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their Claim relating to this Agreement and the agreements incorporated herein by reference.
(g)Class Action Waiver. Except for Excluded Claims (as defined below in Section 13(h)), the parties intend and agree that (i) class action, collective action, and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) each party will not assert class action, collective action, or representative action claims against the other party in arbitration or otherwise; and (iii) the parties shall only submit their own, individual Claims in arbitration and will not seek to represent the interests of any other Person. To the extent the parties’ Claims involve both timely filed Excluded Claims and Claims subject to arbitration under this Agreement, the parties agree to stay any such Excluded Claims for the duration of the arbitration proceedings relating to the Claims subject to arbitration.
(h)Excluded Claims. “Excluded Claims” are causes of action or claims: (i) under the National Labor Relations Act; (ii) that constitute non-individual actions under the California Private Attorneys General Act (“PAGA”), unless applicable laws (whether now or in the future) permit such PAGA claims to be subject to arbitration; (iii) under the California Workers’ Compensation Act; (iv) for unemployment compensation benefits; (v) for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974; (vi) subject to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act; or (vii) that are expressly prohibited from mandatory arbitration under applicable law. To the extent Employee brings, asserts, or raises a PAGA Claim against the Company, the Parties agree that Employee’s non-individual PAGA Claim must be stayed pending the outcome of the arbitration of the individual PAGA Claim pursuant to this Agreement.
(i)Arbitration Costs and Fees. With respect to costs associated with and unique to arbitration under this Section 13, Executive shall only pay the AAA filing or administrative fee up to the equivalent amount of the initial filing Employee would have paid to commence an action in the California Superior Court, County of [San Diego]. The Company will pay any other AAA administrative fees, arbitrator’s fees, and any additional fees unique to arbitration within 30 days after the due date of such fees.

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(j)Attorneys’ Fees for Compelling Arbitration. A party who is forced to file a motion or petition to compel arbitration of a dispute arising under this Agreement may recover attorneys’ fees incurred in making the successful motion or petition.
(k)Operative Arbitration Agreement. Should any part of this Section 13 conflict with any other arbitration agreement between the Parties, whether written, oral, or implied, the Parties agree that this Section 13 in this Agreement shall govern.
14.Miscellaneous Provisions.
(a)Section 409A.
(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3, 4 or 5 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).
(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)Reserved.

(v)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten (10) business days following the Termination Date, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes his or her acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 14(a)(v), “Release Expiration Date” shall mean the date that is forty-five (45) days following the date upon which the Company timely delivers the Release of Claims to Executive.
(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(c)Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a member of the Board or a Company officer designated by the Board. No waiver shall operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

ACTIVE 690058149v2

(d)Entire Agreement. The terms of this Agreement, collectively with the Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement between the Company and Executive entered into on or about the date herewith (the “Confidentiality Agreement”), and the Indemnification Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements (but not the Confidentiality Agreement or the Indemnification Agreement), whether written or oral. The parties further intend that this Agreement, collectively with the Confidentiality Agreement, and the Indemnification Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

INSEEGO CORP.

By:

Title:

Date:

EXECUTIVE

[    ]

Date:     , 20

ACTIVE 690058149v2

RELEASE AGREEMENT

CONSIDERATION

This release is given in consideration of the severance benefits described on Annex A. I understand that because the Company has no policy obligating it to pay severance to terminated employees, and because my Change in Control and Severance Agreement dated     (the “Severance Agreement”) conditions payment of severance benefits and certain other rights and benefits on a Release of Claims, the benefits provided to me under this agreement constitute consideration for which I would not otherwise be eligible unless I elect to sign this Release Agreement. I understand and agree that this Release Agreement is not given in return for the payment of any wages otherwise due. I also understand that if I revoke this release after signing, I will not be entitled to the severance benefits described in the Severance Agreement or this release. I understand that if I do not return a signed copy of this Release Agreement to the Company within 21 days of receipt, the offer under this Release Agreement will expire and I will not be eligible for any of the severance set forth herein.

RELEASE

Released Claims

In exchange for the above-referenced severance, I, on behalf of my heirs, spouse, successors and assigns, hereby completely release and forever discharge the Company, its past and present parent companies, subsidiaries, affiliates, related entities, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as "Releasees") from any and all claims, demands, actions, causes of actions, judgements, rights, fees, damages, debts, obligations, liabilities and expenses (collectively, “Claims”), of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of my signing this Release Agreement, to the fullest extent allowed by law, including but not limited to any Claims arising out of my offer of employment, my employment, or the termination or separation of my employment with the Company. The matters released include, but are not limited to, any Claims under federal, state or local employment, wage and hour, discrimination and other statutes or regulations, including Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the Age Discrimination in Employment Act of 1967 ("ADEA"), all including any amendments and their respective implementing regulations, and any other federal state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, and any common law tort, contract or statutory claims, and any Claims for attorneys’ fees and costs; however the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. Notwithstanding the foregoing, nothing in this Release is intended to waive or release Claims that may not be legally waived under applicable law, including claims challenging the validity of this Release Agreement under the ADEA, claims for unemployment benefits or benefits under workers' compensation laws, my right to receive any equity or retirement benefits that are vested as of the date my employment terminates, or my rights and benefits pursuant to the terms of the Severance Agreement and this release.

I understand and agree the above release extinguishes all Claims, whether known or unknown, foreseen or unforeseen. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

I understand that, if any fact with respect to any matter covered by this Release Agreement is later found to be other than or different from the facts now believed by me to be true, this Release Agreement shall still be effective, notwithstanding such difference in the facts or my understanding of the facts and I waive any and all Claims that might arise as a result of such different or additional facts.

Enforcement of This Release Agreement

I also understand and agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Release Agreement (with the exception of a claim brought by me challenging the validity of this Release Agreement under the ADEA), the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies authorized under the law.

Covenant Not to Sue

I agree not to pursue any action nor seek damages or any other remedies for any claims released under this Release Agreement. I agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.

Non-Disparagement

I agree not to at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors, now or in the future.

This Section does not, in any way, restrict or impede me from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Company’s Chief Administrative Officer & General Counsel at 9710 Scranton Road, Suite 200, San Diego, California 92121. Additionally, nothing in this Release Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

Miscellaneous

I acknowledge and agree that, except as set forth in this Agreement (including Annex A), any unvested equity awards granted to me by the Company cease vesting on my termination date and will be forfeited.

I further acknowledge that during my employment, I may have obtained confidential, proprietary and trade secret information, including information relating to the Company's products, plans, designs and other valuable confidential information. I agree not to use or disclose any such confidential information unless required by subpoena or court order, and that I will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so. In addition, any prior agreements between me and the Company with respect to such confidential or trade secret information remain in force and effect following the termination of my employment and acceptance of this Release Agreement.

Notwithstanding any provision herein, pursuant to the Defend Trade Secrets Act, 18 U.S.C. section 1833(b), I understand that:

An individual shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other proceeding, if such filing is made under seal.

Further, an individual who files a lawsuit for retaliation or reporting a suspected violation of law may disclose the Company’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

I will return to the Company, within ten (10) days following the date I return this signed Release Agreement to the Company, all Company property, including computers and peripherals, hot spots, cell phones, devices, tablets, keys, credit cards, files, flash drives, and other property of the Company I received during my employment that is in my possession or control.

I agree and covenant not to use any of the Company’s trade secrets and/or confidential information to directly or indirectly solicit employees of the Company. The Company and I agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by me of this paragraph, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Release Agreement.

I specifically agree and acknowledge that: (i) I have read this Release Agreement in its entirety and understand all of its terms; (ii) I knowingly, freely, and voluntarily assent to all of this Release Agreement’s terms and conditions including, without limitation, the waivers, releases, and covenants contained in it; (iii) I am signing this Release Agreement, including the release, in exchange for good and valuable consideration in addition to anything of value to which I am otherwise entitled; (iv) I am not waiving or releasing rights or claims that may arise after I sign this Release Agreement; and (v) I understand that the waivers and releases in this Agreement are being requested in connection with the separation of employment from the Company.

I specifically represent, warrant, and confirm that I: (i) have not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency; (ii) have not made any claims or allegations to the Company related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse; (iii) have been properly paid for all hours worked for the Company; (iv) have received all wages, salary, commissions, bonuses, and other compensation due to, including my final paycheck for wages and any accrued but unused paid time off and including the date of my termination; and (v) have not engaged in and am not aware of any unlawful conduct relating to the business of the Company. If any of these statements is not true, I cannot sign this Release Agreement and must notify the Company immediately in writing of the statements that are not true. This notice will not automatically disqualify me from receiving the benefits offered in this Release Agreement, but will require the Company's further review and consideration.

This Release Agreement constitutes the entire agreement between myself and the Company with respect to any matters referred to in this Release Agreement. Except for any prior agreements relating to the confidentiality of Company information, this Release Agreement supersedes any and all of the other agreements between myself and the Company. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. I am not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Release Agreement. I understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either myself or the Company. I also agree that if any provision of this Release Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Release Agreement, which shall remain in full force and effect and continue to be binding on the parties hereto. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.

I have read this Release Agreement and understand all of its terms. Prior to execution of this Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. The Company has informed me in writing to consult an attorney before signing this Release Agreement, if I wish. The Company has given me at least 21 days in which to consider this Release Agreement, and I have taken as much of that 21-day period as I require to evaluate whether to sign this Release Agreement. Once this signed Release Agreement is returned to the General Counsel of Inseego Corp. at 9710 Scranton Road, Suite 200, San Diego, CA 92121, I can revoke it by notifying the General Counsel in writing via hand delivery, email, fax, or postmark no later than seven (7) days following my execution of this Release Agreement. This Release Agreement shall not become effective or enforceable until such revocation period has expired.

I further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

Finally, provided this Release Agreement has not been previously publicly disclosed by the Company in filing with the Securities and Exchange Commission (“SEC”) or otherwise, I agree that I will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release Agreement without the Company's prior written consent, unless required to do so by law or in response to an inquiry from a government or law enforcement agency. Notwithstanding this provision, I am authorized to disclose this Release Agreement to my spouse, attorneys and tax advisors on a "need to know" basis, on the condition that they agree to hold the terms of the Release Agreement, including the settlement payments, in strictest confidence. I am further authorized to make appropriate disclosures as required by law, provided that I notify the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure.

Protected Rights

No provisions in this Release Agreement, including the provisions addressing my Release of Claims, my Covenant Not to Sue, and/or my confidentiality obligations, are intended to limit in any way my right or ability to file a complaint, charge or claim of discrimination with, report illegal behavior to, or respond to any inquiries from, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the SEC, the California Civil Rights Division, or any other federal, state or local government or law enforcement agency. I understand that I retain the right to participate in any such action, inquiry or proceeding. I understand that I retain the right to communicate with such agencies and such communication can be initiated by me or in response to an inquiry (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

Notwithstanding the above, unless otherwise prohibited by law, by signing this Release Agreement I release and waive my right to claim or recover, share or participate in, monetary damages from the Company in any charge, complaint, or lawsuit filed by me, by such agencies, or by anyone else on my behalf, for any released claims resulting from any of the above proceedings.

Further, I understand that claims challenging the validity of this release agreement under the ADEA as amended by the Older Workers Benefit Protection Act (OWBPA) are not released.

EMPLOYEE'S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated:
[NAME OF EXECUTIVE]

AFFIRMED AND AGREED TO BY INSEEGO CORP.:

Dated:

Name:     Title:

Annex A

Provided that the Release Agreement has become effective and not been revoked, the following severance benefits will be provided:

[INSERT SPECIFICS OF SEVERANCE BENEFITS]